EXHIBIT 5.1

June 7, 2006

Penn Virginia Corporation
Three Radnor Corporate Center
Suite 300, 100 Matsonford Road
Radnor, Pennsylvania 19087

Gentlemen:

I am General Counsel of Penn Virginia Corporation, a Virginia corporation (the "Company"), in connection with the preparation of the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the "Post-Effective Amendment") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), covering the registration under the Securities Act of an additional 300,000 shares (the "Additional Shares") of the Company's Common Stock, par value $0.01 per share, that may be issued pursuant to the Penn Virginia Corporation and Affiliate Companies Employees' 401(k) Plan (the "Plan").

As the basis for the opinions hereinafter expressed, I have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

  The Company has been duly formed and is validly existing as a corporation under the Virginia Stock Corporation Act.
  The Additional Shares have been duly authorized and, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the Virginia Stock Corporation Act and the relevant federal laws of the United States of America, and I render no opinion with respect to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Post-Effective Amendment. This opinion is rendered solely for your benefit and may not be relied upon in any manner by any other person or entity without my express written consent.

Sincerely,
/s/ Nancy M. Snyder
Nancy M. Snyder